Exhibit 99.2

STOCK OWNERSHIP GUIDELINES FOR NON-EMPLOYEE DIRECTORS

Purpose: The purpose of the Stock Ownership Guidelines for Non-Employee Directors is to align the interests of non-employee directors with the long-term interests of stockholders and further promote the commitment of Lantronix, Inc. (the “Company”) to sound corporate governance.

Ownership Requirement: Each non-employee director will be expected to hold an investment position in the Company’s common stock equal in value to three times the annual cash retainer (exclusive of any Board committee retainers) paid to non-employee directors.

Measurement: Stock ownership will be determined based on shares purchased in open market, through option exercises or upon vesting of restricted stock units. The value of the shareholdings will be based on the greater of (i) the closing price of a share of the Company’s common stock as of the most recent fiscal year end, or (ii) the acquisition value of the shares, determined based upon the purchase price for open market purchases and the fair market value of shares on the date of issuance in the case of shares issued upon the exercise of stock options or restricted stock units.

Transition Period: Non-employee directors will be expected to meet the minimum ownership levels within five years of the effective date of these guidelines (or within five years of appointment as a new director of the Company). Non-employee directors will be expected to make steady progress toward meeting the guidelines throughout the five-year transition period.

Effective Date of Policy: November 12, 2012, updated September 2, 2015